Exhibit 99.7

RULE 10B5-1 SALES PLAN

THIS RULE 10B5-1 SALES PLAN (this “Plan”) is made, entered into, and effective as of September 13, 2013 (the “Effective Date”) by and between Merriman Capital, Inc. (“Broker”) and Darrell Lerner (“Seller”).

WHEREAS, Seller desires to establish this Plan to sell shares of common stock, par value $0.001 per share (“Shares”) of Snap Interactive, Inc., a Delaware corporation (the “Company”), pursuant to the requirements of Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, Seller desires to engage Broker to sell 5,000 Shares per trading day, but no more than 500,000 Shares in the aggregate, in accordance with the terms of this Plan; and

WHEREAS, it is the intent of the parties that this Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(A) under the Exchange Act and that this Plan be interpreted to comply with the requirements of Rule 10b5-1(c);

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, agreements, and covenants contained in this Plan, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Sales under this Plan.  During the Plan Period (as defined below), Broker shall sell Shares using reasonable brokerage judgment and subject to the commercially reasonable discretion of Broker, including, without limitation, in connection with exercising time, price and volume discretion as to when to execute each such sale; provided, however, that:

(a) Daily Share Sale Amount. Broker shall sell 5,000 Shares per trading day (the “Daily Share Sale Amount”) under this Plan; provided, however, that Broker may, in its commercially reasonable discretion, sell Shares in excess of the Daily Share Sale Amount if such Shares are sold in a private off-market transaction;

(b) Maximum Aggregate Share Sale Amount.  Broker shall sell no more than 500,000 Shares in the aggregate under this Plan;

(c) Minimum Sale Price Per Share. Each sale of Shares under this Plan shall be effected at a price received per Share as reported, exclusive of any commission paid to a broker acting as agent, or commission equivalent, mark-up, or differential paid to a dealer, that equals or exceeds the greater of (a) $0.30 and (b) the (i) highest independent bid or last independent transaction price, whichever is higher, quoted or reported in the consolidated system at the time such sale is effected (if bids or transaction prices for the Shares are quoted or reported in the consolidated system at such time), (ii) highest independent bid or last transaction price, whichever is higher, displayed and disseminated on any inter-dealer quotation system (as defined in Rule 15c2-11 under the Exchange Act) that displays at least two price quotations for the security, at the time such sale is effected and (iii) highest independent bid obtained from three independent dealers at the time such sale is effected (if bids and transaction prices are not displayed and disseminated on any inter-dealer quotation system at such time);

(d) Exception to Minimum Sale Price Per Share. Notwithstanding anything to the contrary in this Plan, the provisions set forth in Section 1(c) shall not apply to the extent that Shares are sold in a private off-market transaction.  Each sale of Shares under this Plan that are executed in private off-market transactions shall be effected at (a) a price per Share that equals or exceed $0.75 per Share, and (b) a price per Share that reflects a discount of no more than 15% of the (i) highest independent bid or closing transaction price, whichever is higher, quoted or reported in the consolidated system at the time such sale is effected (if bids or transaction prices for the Shares are quoted or reported in the consolidated system at such time), (ii) highest independent bid or last transaction price, whichever is higher, displayed and disseminated on any inter-dealer quotation system (as defined in Rule 15c2-11 under the Exchange Act) that displays at least two price quotations for the security, at the time such sale is effected and (iii) highest independent bid obtained from three independent dealers at the time such sale is effected (if bids and transaction prices are not displayed and disseminated on any inter-dealer quotation system at such time);

(e) Volume Limitation. Broker agrees not to effect sales of Shares under this Plan in excess of the volume limitations under Rule 144(e) of the Securities Act of 1933, as amended (the “Securities Act”), except with respect to private sales that are executed in off-market transactions; and

(f) Plan Period. Broker may effect sales of Shares under this Plan during the period beginning on the third (3rd) business day following the release of the Company’s earnings for the quarterly period ended September 30, 2013 and ending on the termination date of this Plan determined pursuant to Section 3 hereof (the “Plan Period”).

2. Suspension of Sales of Shares under this Plan. Sales of Shares under this Plan shall be suspended on any particular day or during any particular period if (a) a day specified by this Plan is not a day on which the Shares trade regular way in the principal market for the Shares, (b) trading of the Shares in the principal market for the Shares is suspended for any reason, (c) there is insufficient volume, supply, and/or demand, as applicable, for any or all sales of Shares under this Plan at or above the price(s) specified in this Plan, (d) Broker, in its commercially reasonable discretion, determines that sales of Shares under this Plan cannot be effected due to a legal, regulatory, or contractual restriction applicable to Broker, Seller, the Company, or the Shares, (e) Broker is notified in writing by the Company that sales of Shares under this Plan cannot be effected due to a legal, regulatory, or contractual restriction applicable to Broker, Seller, Company, or the Shares (including, without limitation, Regulation M under the Exchange Act), (f) Broker is notified in writing by the Company that a public announcement of a public offering of securities by the Company has been made, (g) Broker is notified in writing by the Company that, in the case of sales of Shares under this Plan pursuant to a registration statement filed under the Securities Act, the registration statement has terminated, been suspended, expired, or is otherwise unavailable for sales of Shares under this Plan.

Shares that would otherwise have been sold under this Plan on any particular day or during any particular period when sales of Shares shall have been suspended shall be sold as soon as commercially practicable after (i) regular way trading of the Shares resumes, (ii) trading of the Shares in the principal market for the Shares resumes, (iii) there is sufficient volume, supply, and/or demand, as applicable, (iv) Broker determines that sales of Shares can be effected, (v) Broker is notified in writing by the Company that sales of Shares under this Plan can be effected, (vi) Broker is notified in writing by the Company that the public offering has terminated, been suspended, expired, and that sales of Shares under this Plan can otherwise be effected, or (vii) Broker is notified in writing by the Company that the registration statement is available for sales of Shares under this Plan, as applicable.

3. Termination of this Plan. This Plan shall terminate and sales under this Plan shall cease on the earliest of the following: (a) one calendar year from the beginning date of the Plan Period determined in accordance with Section 1(f) herein; (b) the completion of all sales contemplated by Section 1 of this Plan; (c) the filing of a bankruptcy petition by the Company; (d) a commercially reasonable determination by Broker or Seller that (i) this Plan does not comply with Rule 10b5-1 or any other applicable securities law, rule, or regulation, (ii) Broker or Seller has not complied with this Plan, Rule 10b5-1, or any other applicable securities law, rule, or regulation, or (iii) any representation or warranty of Seller to Broker in this Plan shall not have been true, accurate, and complete in all material respects on and as of (1) the Effective Date or (2) any date or time of any sale(s) of any Share(s) pursuant to and in accordance with this Plan to the same extent and with the same effect as if made on and as of such date or time (except, in any case of this Section 3(d), for any change contemplated by this Plan and/or to the extent any such representation and warranty speaks of an earlier and/or later date and/or time, in which case such representation or warranty shall have been true, accurate, and complete in all material respects on and as of such earlier and/or later date and/or time); (e) the public announcement of any merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the Shares for or into shares of capital stock or other securities of any other entity other than the Company; (f) the conversion of the Shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part); (g) the death, disability, or mental incapacity of Seller; and (h) receipt by either party hereto of written notice of termination from the other party hereto pursuant to Section 10 of this Plan.

4. Execution; Discretionary Sales; Average Pricing; and Pro Rata Allocation of Sales.  If an order to sell Shares pursuant to this Plan, whether market or limit, is handled by a Broker’s trading desk, such order shall be handled as “not held”.  For purposes of this Plan, a “not held” or “working” order shall permit a Broker trader to use reasonable brokerage judgment, exercising price and time discretion, as to when to execute such order.  Broker may, in the commercially reasonable discretion of Broker, (a) sell Shares in a single block transaction or multiple transactions or in bulk or smaller increments and (b) aggregate any order(s) with any other order(s) of other sellers of securities of the Company and allocate an average price to Seller and each other seller.  When any orders are aggregated, Broker shall (y) allocate the sales proceeds pro rata among Seller and the other seller(s), based on the ratio of (i) the securities to be sold and (ii) the aggregate sales proceeds and (z) provide Seller and each other seller with an “average price confirmation” that identifies the amount of securities sold for the applicable seller together with an average price for such sales.

5. Adjustment; Replacement.  In the event of a stock split or reverse stock split, Share quantity and the dollar amount at which Shares shall be sold shall be automatically adjusted proportionately.  Unless otherwise elected by Seller, in the event of a reincorporation or other corporate reorganization resulting in an automatic share-for-share exchange of new shares for the type of shares subject to this Plan, then the new shares shall automatically replace the type of shares originally subject to this Plan.

6. Representations and Warranties of Seller.  Seller represents and warrants to Broker that (a) Seller is entering into this Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act, in compliance with the requirements of Rule 10b5-1, and at a time when Seller is not in possession of material nonpublic information about the Shares or the Company, (b) Seller has consulted with legal counsel and other advisors in connection with the decision of Seller to enter into this Plan and has confirmed that this Plan meets the criteria set forth in Rule 10b5-1, (c) this Plan does not violate any insider trading policy of the Company, (d) Seller has informed the Company of the existence and provisions of this Plan and, if necessary under any insider trading policy of the Company, an authorized representative of the Company has approved this Plan on behalf of the Company and retained a copy of this Plan, (e) Seller understands that no sale of any security under this Plan shall be made at a price lower than the current independent bid or last independent transaction, whichever is higher, (f) Seller has not received or relied on any representation by Broker regarding this Plan’s compliance with Rule 10b5-1, (g) Seller understands that Broker’s obligation to execute sales under this Plan is conditioned on the satisfaction of the delivery requirements contemplated by Section 7(i) of this Plan, (h) other than as described herein, there are no restrictions applicable to Seller, the Shares, or the Company that could prevent Broker or Seller from complying with this Plan, (i) Seller understands and agrees that each sale of any security under this Plan shall be made in accordance with the applicable provisions of Rule 144 under the Securities Act (including the volume limitations set forth in Rule 144(e)) and (j) Seller owns all of the Shares that are subject to this Plan free and clear of any and all liens and encumbrances of any kind, character, and nature, except for any liens or encumbrances in favor of Broker; provided, however, that Section 6(e) and Section 6(i) shall not apply with respect to private sales that are executed in off-market transactions.

7. Covenants of Seller.  During the Plan Period, (a) Seller shall not engage in any corresponding, offsetting, hedging, or other transaction in violation of Rule 10b5-1, (b) Seller shall notify Broker in advance of any direct or indirect purchase or sale of any security of the Company or any derivative transaction involving any security of the Company by Seller, (c) Seller shall not disclose to those persons at Broker executing this Plan any information concerning the Company that may influence Broker’s execution of this Plan, (d) Seller shall comply with all insider trading policies of the Company that are applicable to Seller, (e) Seller shall make or cause to be made all necessary filings, including filings under Rule 144 of the Securities Act and pursuant to Section 13 and Section 16 of the Exchange Act, and any other filings necessary pursuant to the Securities Act and/or the Exchange Act, (f) Seller shall inform Broker as soon as practicable of any restriction imposed on Seller due to any change in any securities law or any other applicable law, rule, or regulation or of any contractual restriction imposed by or on the Company, which could prevent Broker or Seller from complying with this Plan, (g) Seller shall not disclose to any employee of Broker any material nonpublic information concerning the Shares or the Company or attempt to exercise any influence over how, when, or whether to effect sales of Shares, (h) Seller shall inform Broker as soon as practicable of the occurrence of any event that could cause this Plan to be suspended or terminated pursuant to Section 2 or Section 3 of this Plan, respectively, and (i) Seller shall deliver or cause to be delivered into the custody of Broker prior to the date of execution of any sale contemplated by this Plan the total amount of Shares that may be sold pursuant to this Plan, together with all transfer documents and other authorizations required for Broker to effect settlement of sales of such Shares on behalf of Seller.

8. Indemnification.  Seller shall indemnify and hold harmless Broker and each director, officer, employee, and affiliate of Broker from and against all claims, losses, damages and liabilities arising out of or attributable to any breach of this Plan by Seller or any violation by Seller of any applicable federal, state, or other securities law, rule, or regulation, including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such claim, loss, damage, or liability and any such claim, loss, damage, or liability arising out and/or attributable to assertions that this Plan and/or any sales under this Plan do not comply with Rule 10b5-1 or any other applicable federal or state securities law, rule, or regulation prohibiting trading while in possession of material nonpublic information; provided, however, that, notwithstanding anything to the contrary in this Plan, Seller shall not be obligated to indemnify or hold harmless any party from or against any claim, loss, damage, or liability arising out of or attributable to Broker’s gross negligence or willful misconduct.  Seller hereby releases Broker from any and all liability in connection with any suspension of sales under this Plan, including, without limitation, any and all liability for the loss of market value; provided, however, that, notwithstanding anything to the contrary in this Plan, Broker is not released from any liability arising out of or attributable to Broker’s gross negligence or willful misconduct.  This Section 8 shall survive any termination of this Plan.

9. Amendment; Counterparts; Entire Agreement; Governing Law.  This Plan may be modified or amended only upon (a) the written agreement of Seller and Broker, (b) the receipt by Broker of a certificate executed by Seller to the effect that the representations and warranties contained in Section 6 of this Plan are true, accurate, and complete as of the date of such certificate and (c) the receipt of written approval from the Company of such modification or amendment. This Plan may be signed in counterparts, each of which shall be an original.  This Plan constitutes the entire agreement between Seller and Broker and supersedes any and all prior agreements or understandings with respect to the subject matter of this Plan.  This Plan shall be governed by and construed in accordance with the internal laws of the State of New York without reference to conflict of laws principles.

10. Notices.  All notices given by the parties under this Plan shall be as follows:

(a)	If to Broker:	Merriman Capital, Inc. 135 East 57th Street 24th Floor New York, NY 10022 Attn: Doug Merriman

(b)	If to Seller:	Darrell Lerner 141 Great Neck Rd., Apt. 2H Great Neck, NY 11021

11. Designated Representative(s).  Seller authorizes Broker to transmit transaction information via fax and/or email for open market transactions under this Plan to the following party (the “Designated Representative”):

Michael Dill
Haynes and Boone, LLP
2323 Victory Road, Suite 700
Dallas, TX 75219
Facsimile:  (214) 200-0391
Email:  michael.dill@haynesboone.com

Seller further authorizes Broker to transmit transaction information to a third party service provider in order to make such information available to the Designated Representative.  Broker shall use commercially reasonable efforts to transmit transaction information for open market transactions under this Plan to the Designated Representative by the close of business on the day of any such transaction, but no later than the close of business on the first trading day following such transaction.  Seller acknowledges and agrees that Broker (a) has no obligation to confirm receipt of any transmission of information by the Designated Representative and (b) has no responsibility or liability for filing a Form 3, Form 4, Form 5, or any other form with the United States Securities and Exchange Commission or for compliance with Section 16 of the Exchange Act.  Seller may change any contact information in this Section 11 or terminate the authorization contemplated by this Section 11 by notifying Broker of such change or such termination in writing pursuant to this Section 11.

12. Compliance with Rule 144 and Rule 145.  Seller hereby requests and authorizes Broker to complete and file on behalf of Seller each Form 144 necessary to effect any sale(s) under this Plan.  Seller shall pre-execute each such Form 144 and use commercially reasonable efforts to take any other action reasonably requested by Broker to assist Broker in connection with this Section 12.  If and as appropriate, Seller understands and agrees that, upon prompt signature and delivery by Seller to Broker of any Form 144, Broker shall either (a) make one Form 144 filing at the beginning of each three-month period commencing with the date of the first sale made in connection with this Plan or (b) file a Form 144 for each sale made in connection with this Plan.  Each Form 144 filed by Seller and/or Broker on behalf of Seller shall state the following: “This proposed sale is made pursuant to a plan intended to comply with Rule 10b5-1(c), previously entered into on September 13, 2013, at which time Mr. Lerner was not aware of material nonpublic information.”  Broker shall conduct sales pursuant to Rule 144, if and as appropriate, including applying Rule 144 volume limitations as if the sales under this Plan were the only sales subject to the volume limitations.  Seller agrees not to take any action or to cause any other party to take any action that would require Seller to aggregate sales of Shares pursuant to Rule 144; and not to take any action that would cause the sales of Shares under this Plan not to comply with Rule 144.

13. Account Credit.  In the event any scheduled sale of Shares is not executed as provided in Section 1 (or Section 2, if applicable) of this Plan, the account of Seller shall be credited as if such sale had taken place as scheduled or provided in Section 2 of this Plan.

Remainder of Page Intentionally Left Blank.
Signature Page(s) to Follow.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Rule 10b5-1 Sales Plan effective as of the date first written above.

Seller:

By:	/s/ Darrell Lerner
Name:	Darrell Lerner
Date:	September 13, 2013

ACKNOWLEDGED AND AGREED:

Broker:

MERRIMAN CAPITAL, INC.

By:	/s/ Douglas Rogers
Name:	Douglas Rogers
Title:	Managing Director
Date:	September 13, 2013

Signature Page to Rule 10b5-1 Sales Plan – Darrell Lerner